UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                             SCHEDULE 13G/A

               Under the Securities Exchange Act of 1934

                           (Amendment No. 7)


                         AlumiFuel Power Corp.
                           (Name of Issuer)


                               Common
                   (Title of Class of Securities)



                             022201-10-7
                            (CUSIP Number)



                           December 31, 2010
      (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/X/ Rule 13d-1(b)
/ / Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


















CUSIP No.  022201-10-7                                             Page 2
_________________________________________________________________________
1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Perkins Capital Management, Inc.
41-1521690
_________________________________________________________________________
2.Check the Appropriate Box if a Member of a Group (See Instructions)

(a) /  /

(b) /  /
_________________________________________________________________________
3.SEC Use Only


_________________________________________________________________________
4.Citizenship or Place of Organization

A Minnesota Corporation
_________________________________________________________________________

Number of		5.Sole Voting Power

Shares Bene-	9,494,663
			_______________________________________________________

ficially owned	6.Shared Voting Power

by Each		0
			_______________________________________________________
			7.Sole Dispositive Power
Reporting
			25,153,712
			_______________________________________________________
Person With:	8.Shared Dispositive Power

			0
_________________________________________________________________________
9.Aggregate Amount Beneficially Owned by Each Reporting Person

25,153,712
_________________________________________________________________________
10.Check if the Aggregate Amount in Row 9 Excludes Certain Shares
(See Instructions)
_________________________________________________________________________
11.Percent of Class Represented by Amount in Row 9

7.6%
_________________________________________________________________________
12.Type of Reporting Person (See Instructions)

IA
_________________________________________________________________________














CUSIP No. 022201-10-7						Page 3
________________________________________________________________________
1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Richard W. Perkins
###-##-####
________________________________________________________________________
2.Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   /  /

(b)   /  /
________________________________________________________________________
3.SEC Use Only


________________________________________________________________________
4.Citizenship or Place of Organization

A U.S. Citizen

________________________________________________________________________

Number of		5.Sole Voting Power

Shares Bene-	15,466,698
			______________________________________________________

ficially owned	6.Shared Voting Power

By Each		0
			______________________________________________________
			7.Sole Dispositive Power

Reporting		16,574,698
			______________________________________________________
Person With:	8.Shared Dispositive Power

			0
________________________________________________________________________
9.Aggregate Amount Beneficially Owned by Each Reporting Person

16,574,698
________________________________________________________________________
10.Check if the Aggregate Amount in Row 9 Excludes Certain Shares
(See Instructions)
________________________________________________________________________
11.Percent of Class Represented by Amount in Row 9

5.1%
________________________________________________________________________
12.Type of Reporting Person (See Instructions)

IN
________________________________________________________________________













Item 1.

(a)Name of Issuer
AlumiFuel Power Corp.

(b)Address of Issuer's Principal Executive Offices
7315 East Peakview Ave., Centennial, CO  80111

Item 2.

(a)Name of Person Filing

Perkins Capital Management, Inc. and Richard W. Perkins, President of Perkins Capital Management, Inc.

(b)Address of Principal Business Office or, if none, Residence
730 Lake St. E., Wayzata, MN 55391

(c)Citizenship
A Minnesota Corporation and a U.S. Citizen

(d)Title of Class of Securities
Common

(e)CUSIP Number
022201-10-7


Item 3. If this statement is filed pursuant to s240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) / / Broker or dealer registered under section 15 of the Act
	 (15 U.S.C. 78o).
(b) / / Bank as defined in section 3(s)(6) of the Act
	 (15 U.S.C. 78c).
(c) / / Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) / / Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/ An investment adviser in accordance with s240.13d-1(b)(1)(ii)(E);
(f) / / An employee benefit plan or endowment fund in accordance with s240.13d-1(b)(1)(ii)(F);
(g) / / A parent holding company or control person in accordance with s240.13d-1(b)(ii)(G);
(h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) / / Group, in accordance with s240.13d-1(b)(1)(ii)(J).



















Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned:
40,528,410 (Perkins Capital Management holds 23,953,712 common equivalents and 1,200,000 warrants in client accounts, and Richard W. Perkins holds 15,466,698 common equivalents and 1,108,000 warrants in various personal accounts for a total of 40,528,410 shares).

(b) Percent of Class:
12.7% (7.6% are held in client accounts at Perkins Capital
Management, Inc. and 5.1% are held in various personal accounts by Richard W. Perkins, President of Perkins Capital Management, Inc.)

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:
Perkins Capital Management, Inc. has the sole power to vote 9,494,663 on behalf of clients and Richard W. Perkins has the sole power to vote 15,466,698 for a total of 24,961,361.

(ii) Shared power to vote or to direct the vote:
0

(iii) Sole power to dispose or to direct the disposition of:
40,528,410 (Perkins Capital Management holds 23,953,712 common equivalents and 1,200,000 warrants in client accounts, and Richard W. Perkins holds 15,466,698 common equivalents and 1,108,000 warrants in various personal accounts for a total of 40,528,410 shares).

(iv) Shared power to dispose or to direct the disposition of:
0
Instruction: For computations regarding securities which represent a right to acquire an underlying security see s240.13d(1).

Item 5.	Ownership of Five Percent or Less of a Class
	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
N/A
Item 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company
N/A
Item 8.	Identification and Classification of Members of the Group
N/A

Item 9.	Notice of Dissolution of Group

N/A












Item 10.	Certification

(a) The following certification shall be included if the statement is filed pursuant to s240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Joint Filing Agreement Pursuant to Rule 13d-1(f)(1)

	This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "ACT") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by
Section 13(d) of the ACT and the rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G as appropriate and that said joint filing may thereafter be amended by further joint filings. The joint filers state that to the best of their knowledge and belief they each satisfy the requirement for making a joint filing under rule 13d-1.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: February 7, 2011                        Date: February 7, 2011




/s/Richard W. Perkins				    /s/Richard C. Perkins
Signature                                     Signature

Richard W. Perkins                            Richard C. Perkins
President/Portfolio Manager                   EVP/Portfolio Manager


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)